Exhibit 5.1

October 17, 2014

Zebra Holdco, Inc.

c/o Zillow, Inc.

1301 Second Avenue, Floor 31

Seattle, Washington 98101

Re:	Registration Statement on Form S-4: File No. 333-198695

Ladies and Gentlemen:

We have acted as counsel to Zebra Holdco, Inc., a Washington corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4 initially filed on September 12, 2014 (File No. 333-198695, as amended and together with all exhibits thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering (the “Offering”) of up to 57,468,640 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and up to 6,217,447 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Shares”). The Shares are proposed to be issued upon the consummation of the merger of (i) a to-be-formed wholly owned subsidiary of the Company with and into Zillow, Inc., a Washington corporation (“Zillow”), and (ii) a to-be-formed wholly owned subsidiary of the Company with and into Trulia, Inc., a Delaware corporation (“Trulia”), in each case, pursuant to that certain Agreement and Plan of Merger, dated as of July 28, 2014, by and among the Company, Zillow, and Trulia (the “Merger Agreement”).

We have examined the Company’s articles of incorporation and bylaws, each as amended to date, resolutions of the Board of Directors of the Company relating to the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of the Shares and related matters, as provided to us by the Company, the Registration Statement, the Merger Agreement, and such other documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies, (iii) as to matters of fact material to the opinions expressed herein, the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed and (iv) the effectiveness of the Registration Statements.

Zebra Holdco, Inc.

October 17, 2014

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when (i) the Registration Statement has been declared effective by the SEC, and (ii) the Shares are issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us therein under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP